UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2009

Great Lakes Dredge & Dock Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-33225	20-5336063
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

2122 York Road

Oak Brook, Illinois 60523

(Address of Principal Executive Offices)

(630) 574-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 — Other Events

On October 8, 2009, the Board of Directors of Great Lakes Dredge & Dock Corporation (the “Company”), on the recommendation of the Nominating & Governance Committee of the Board of Directors, approved revisions to the standard compensation arrangements for non-employee directors of the Company.

Each non-employee director of the Company will now receive an annual retainer of $125,000, payable quarterly in arrears.  The retainer will be payable 50% in cash and 50% in common stock of the Company.  The annual retainer was increased to correct the existing variance between the amount of compensation paid by the Company to its non-employee directors and the amount comparable corporations pay to their non-employee directors.

In addition, the Board of Directors approved a one-time payment to each non-employee director currently serving on the Board of Directors of $48,750, payable 50% in cash and 50% in common stock of the Company.  The purpose of the one-time payment is to compensate the Company’s non-employee directors as if the $125,000 annual retainer was in effect for the first three quarters of 2009.

In addition to the retainer fee, the Board of Directors approved the fees set forth below each quarter for service on the Board’s committees.  Such fees will be paid in cash to the committee members each quarter in arrears:

	Audit Committee	Compensation Committee	Nominating & Governance Committee
Chair	$2,500.00	$1,875.00	$1,250.00
Member	$1,250.00	$937.50	$625.00

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT LAKES DREDGE & DOCK CORPORATION
(registrant)

Date: October 9, 2009	By:	/s/ Deborah A. Wensel
	Name:	Deborah A. Wensel
	Title:	Senior Vice President
and Chief Financial Officer